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                                   EXHIBIT 14

                                 CODE OF ETHICS

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                                 CODE OF ETHICS
            FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS
                             OF LINCOLN PARK BANCORP

        It is the policy of Lincoln Park Bancorp that the Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and Chief Accounting Officer ("CAO") of Lincoln Park Bancorp (hereinafter referred to as the "Company") adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:

        1. Act with honesty and integrity, avoiding actual or apparent conflicts between his or her personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position

        2. Perform responsibilities with a view to causing periodic reports and other documents filed with the SEC to contain information that is accurate, complete, fair and understandable.

        3. Comply with laws of federal, state, and local governments applicable to the Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

        4. Act in good faith, responsibly, with due care, and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.

        5. Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose. Do not use confidential information acquired in the course of the performance of his or her responsibilities for personal advantage.

        6. Proactively promote ethical behavior among subordinates and peers.

        7. Use corporate assets and resources employed or entrusted in a responsible manner.

        8. Do not use corporate information, corporate assets, corporate opportunities or one's position with the Company for personal gain. Do not compete directly or indirectly with the Company.

        9. Comply in all respects with the Company's Code of Business Conduct and Ethics.

        10. Advance the Company's legitimate interests when the opportunity arises.

        It is also the Policy of Lincoln Park Bancorp that the CEO, CFO and CAO of the Company acknowledge and certify to the foregoing annually and file a copy of such certification with the Audit Committee of the Board.

        The Audit Committee of the Board shall have the power to monitor, make determinations, and recommend action to the Board with respect to violations of this Policy.